EXHIBIT 23.1

THE CHILDREN’S PLACE RETAIL STORES, INC. AND SUBSIDIARIES

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-47065, 333-85834 and 333-135211 of The Children’s Place Retail Stores, Inc. on Form S-8 and in Registration Statement No. 333-88378 of The Children’s Place Retail Stores, Inc. on Form S-3 of our reports relating to the consolidated financial statements and financial statement schedule of The Children’s Place Retail Stores, Inc. and subsidiaries dated December 5, 2007, (which report is unqualified and included explanatory paragraphs relating to (i) the restatement as discussed in Note 2 to the consolidated financial statements, (ii) adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” as discussed in Note 3 to the consolidated financial statements, and (iii) a refurbishment amendment to the Company’s license agreement for the Disney Store chain in North America relating to non-compliance by the Company with certain provisions of the license agreement, as discussed in Note 5 to the consolidated financial statements, and our report relating to management’s report on the effectiveness of internal control over financial reporting dated December 5, 2007 (which report expresses  adverse opinions on (i) management’s assessment relating to the disclosure of the Company’s control environment material weakness and (ii) the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of The Children’s Place Retail Stores, Inc. for the fiscal year ended February 3, 2007.

Deloitte & Touche LLP

Parsippany, New Jersey

December 5, 2007